File No. 70-8307


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

               __________________________________

                 POST-EFFECTIVE AMENDMENT NO. 11
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
                    AEP ENERGY SERVICES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

             G. P. Maloney, Executive Vice President
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215


                Jeffrey D. Cross, General Counsel
                    AEP ENERGY SERVICES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     American Electric Power Company, Inc., a registered holding company ("American"), and its wholly owned subsidiary, AEP Energy Services, Inc. ("AEPES") (jointly, the "Applicants"), have filed with this Commission an Application or Declaration on Form U-1 pursuant to the Public Utility Holding Company Act of 1935 (the "1935 Act"), and Sections 9 and 10 thereunder. American and AEPES hereby amend their Application or Declaration on Form U-1 in File No. 70-8307 as follows:
     1. By amending and restating Part E. Compliance with Rule 54 under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION:
     "E.  Compliance with Rule 54
     Rule 54 provides that in determining whether to approve certain transactions other than those involving exempt wholesale generators ('EWG') or foreign utility companies ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b) and (c) are satisfied.
     Rule 53(a)(1). Nanyang General Light Electric Co. Ltd. ('Nanyang'), an indirect subsidiary of AEP, is a FUCO. As of December 31, 1996, AEP, through its subsidiary, AEP Resources, Inc., and through AEP Resources' subsidiary, AEP Pushan Power LDC, had invested $700,000 in Nanyang. This investment represents less than 1% of $1,473,000,000, the average of the consolidated retained earnings of AEP reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended September 30, 1996.
     Rule 53(a)(2). Nanyang will maintain books and records and make available the books and records required by Rule 53(a)(2).
     Rule 53(a)(3). No more than 2% of the employees of the operating company subsidiaries of AEP will, at any one time, directly or indirectly, render services to Nanyang.
     Rule 53(a)(4).  AEP has submitted and will submit a copy of
Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's operating company subsidiaries.
     Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,473,000,000) represented an increase of approximately $117,000,000 (or 8.6%) in the average consolidated retained earnings from the previous four quarterly periods ($1,356,000,000); and (iii) for the year ended December 31, 1995, there were no losses attributable to AEP's investments in Nanyang.
     Rule 53(c). Rule 53(c) is inapplicable because the requirements of Rule 53(a) and (b) have been satisfied."

     2. By amending and restating the last paragraph of Part F. Subsidiaries of AEPES under ITEM 1. DESCRIPTION OF PROPOSED
TRANSACTION:
     "In addition, to mitigate risk or access skills and relationships that AEPES may require, Applicants expect that AEPES will pursue proposed business activities in certain instances through alliances with non-associates. Certain of these alliances may be relatively informal, not involving the formation of any new entities. Others may encompass formal joint ventures, possibly involving the formation of one or more partly-owned subsidiaries of AEPES. Accordingly, Applicants request authorization for AEPES to form any such wholly- or partly-owned subsidiaries for the purpose of providing (1) project development, engineering, design, construction and construction management, operating, fuel management, maintenance and power plant overhaul, and other similar kinds of managerial and technical services to both affiliated and non-affiliated EWGs, FUCOs, QFs and all other projects relating to the generation, transmission and distribution of electric power ('Power Projects'); (2) energy management and demand-side management services; and (3) management, technical, operating and training expertise, as well as technical and procedural resources to non-affiliated entities that are not Power Projects, all as previously authorized by the Commission (HCAR Nos. 22468, 26014 and 26267, dated April 21, 1982, March 30, 1994 and April 5, 1995, respectively.)"

     3. By adding this statement to the end of ITEM 2. FEES, COMMISSIONS AND EXPENSES:
"No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 11."

                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.
                    AMERICAN ELECTRIC POWER COMPANY, INC.


                    By   _/s/ G. P. Maloney_____________
                                 Vice President


                    AEP ENERGY SERVICES, INC.


                    By   _/s/ G. P. Maloney_____________
                                 Vice Chairman


Dated:    March 5, 1997